PROXY RESULTS
	During the six months ended June 30, 2006, Cohen &
Steers Advantage Income	Realty Fund, Inc. shareholders
voted on the following proposals at the annual meeting held on April 27, 2006. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	 24,441,561 	 323,952
Robert H. Steers	 24,479,991 	 285,522
C. Edward Ward, Jr.	 24,475,081 	 290,432


Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	 9,693 		26
Robert H. Steers	 9,697 		22
C. Edward Ward, Jr.	 9,697 		22